UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 27, 2013, the Board of Directors (the “Board”) of Emulex Corporation, a Delaware corporation (the “Company”) increased the size of the Board to 11 members and chose Eugene J. Frantz and Gregory S. Clark to fill the two vacancies so created. The Board appointed each of Messrs. Frantz and Clark to serve as members of the Nominating/Corporate Governance Committee of the Board.

On March 27, 2013, the Company also entered into a letter agreement (the “Agreement”) with Elliott Associates, L.P. and certain affiliated entities (collectively, the “Elliott Group”). Among other things, subject to exceptions, the Agreement limits the Elliot Group’s ownership of Company common stock to 15% and precludes Elliott Group proxy contest activities and proposals for the sale or merger of the Company until March 2014 generally, and until August 2013 for proxy contests and certain other transactions as set forth in the Agreement. The Agreement restricts changes in the Company’s Board committee structure as applicable to Messrs. Frantz or Clark.

This summary of the material terms of the Agreement is qualified in its entirety by the full text of the Agreement which is attached hereto and filed herewith as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 27, 2013, the Board of Directors (the “Board”) of Emulex Corporation (the “Company”) increased the size of the Board to 11 members (as described in Item 5.03,below) and chose Eugene J. Franz and Gregory S. Clark to fill the vacancies created thereby until the next annual meeting of the Company’s stockholders, or until their respective successors are elected and qualified or their respective earlier resignation or removal. Neither Mr. Franz nor Mr. Clark is a party to any transaction or arrangement with respect to which disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. As described in Item 1.01 above, each of Mr. Franz and Mr. Clark has been appointed as a member of the Nominating/Corporate Governance Committee of the Board.

The choice of Mr. Franz and Mr. Clark to fill the recently vacancies was contemplated by the Agreement described in Item 1.01 above, which description is incorporated herein by this reference.

Upon election to the Board of Directors, each of Messrs. Franz and Clark will be awarded restricted Emulex shares having a value of $200,000 under Emulex’s stock award plan for non-employee directors. They also will be entitled to director compensation as non-employee directors, including quarterly retainers, meeting fees in certain instances, fees for service as chairs of Board committees and subcommittees, and annual equity awards, in each case as determined by the Board of Directors from time to time. See pages 10-12 of the Company’s proxy statement that was filed with the Securities and Exchange Commission on October 9, 2012 for a description of the director compensation at that time.

On April 1, 2013, the Company issued a press release which announced that Mr. Franz and Mr. Clark had been appointed to the Board and which contains certain biographical information regarding Mr. Franz and Mr. Clark. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Pursuant to Article III, Section 2 of the Company’s Amended and Restated Bylaws, effective March 27, 2013, the Board of Directors set the number of authorized directors constituting the whole Board at 11 members.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter agreement, dated March 27, 2013, by and among Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Advisors Inc. and the Company

99.1	Press Release dated April 1, 2013 regarding the appointment of Eugene Franz and Gregory Clark to Emulex’s Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: April 1, 2013	BY:	/s/ Michael J. Rockenbach
Michael J. Rockenbach
Executive Vice President and Chief Financial Officer

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